As filed with the Securities and Exchange Commission on May 8, 2008
Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BLONDER TONGUE LABORATORIES, INC.
(Exact name of registrant as specified in its charter)
Delaware	52-1611421
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Jake Brown Road Old Bridge, New Jersey 08857 (732) 679-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

BLONDER TONGUE LABORATORIES, INC. 2005 EMPLOYEE EQUITY INCENTIVE PLAN, AS AMENDED

(Full title of each Plan) James A. Luksch President and Chief Executive Officer One Jake Brown Road Old Bridge, New Jersey 08857 (732) 679-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary P. Scharmett, Esquire Stradley, Ronon, Stevens & Young, LLP 2600 One Commerce Square Philadelphia, Pennsylvania 19103-7098

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE
		Proposed maximum	Proposed maximum	Amount of
	Amount to be	Offering price per	aggregate offering	Registration
Title of securities to be registered	Registered(1)	Share	price (4)	fee
Common Stock, $.001 par value per share	255,250 shares	$1.98 (2)	$988,045	$38.83
	344,750 shares	$1.40 (3)

(1)	This Registration Statement is only registering shares of Common Stock issued after the date of this Registration Statement under the Blonder Tongue
Laboratories, Inc. 2005 Long Term Incentive Plan, as amended (the “Plan”), and such additional indeterminable number of shares that may be issuable by reason of the anti-dilution provisions of the Plan.

(2)	Pursuant to Rule 457(h)(1), for shares issuable under presently outstanding options granted under the Plan, the price at which such options may be exercised has been used to determine the registration fee

(3)	Pursuant to Rule 457(h)(1) and (c), for shares available under the Plan that have yet to be granted or are not presently subject to outstanding options, the average of the high and low prices per share of the Common Stock reported on the American Stock Exchange on May 6, 2008 has been used to determine the registration fee

(4)	Estimated solely for the purpose of determining the registration fee.

     Pursuant to General Instruction E to Form S-8, the contents of the Company’s Registration Statement on Form S-8 (Registration No. 333-126064) originally filed with the Securities and Exchange Commission on June 22, 2005 (the “Prior Registration Statement”) are incorporated herein by reference, except for Items 3, 5 and 8 of Part II thereof. This Registration Statement covers 600,000 shares, which together with the 500,000 shares registered under the Prior Registration Statement, constitute the 1,100,000 shares of common stock issuable under the Company’s 2005 Employee Equity Incentive Plan, as amended.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, previously filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), are hereby incorporated by reference in this Registration Statement, except as superseded or modified herein:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal covered by the annual report referred to in (a) above; and

(c) the description of the Company’s common stock, par value $.001 per share (“Common Stock”), contained in the Company’s Registration Statement on Form S-1 originally filed with the Commission on October 12, 1995, including any amendments or reports filed for the purpose of updating such descriptions.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 5. Interest of Named Experts and Counsel.

     Gary P. Scharmett, a partner of Stradley, Ronon, Stevens & Young, LLP, legal counsel to the Company, is a director of the Company and beneficially owns 68,600 shares of Common Stock and holds options to purchase 67,000 shares of Common Stock at purchase prices of $6.88 per share (5,000 shares), $6.53 per share (2,000 shares), $7.03 per share (5,000 shares), $2.875 per share (5,000 shares), $3.40 per share (5,000 shares), $2.05 per share (5,000 shares), $3.10 per share (5,000 shares), $3.85 per share (5,000 shares), $1.905 per share (10,000 shares), $1.98 per share (10,000 shares), and $1.575 per share (10,000 shares), which options may be exercised for a 10-year period ending on July 8, 2008 (5,000 shares), July 15, 2009 (2,000 shares), July 12, 2010 (5,000 shares), February 15, 2011 (5,000 shares), February 7, 2012 (5,000 shares), June 11, 2013 (5,000 shares), September 13, 2014 (5,000 shares), February 1, 2015 (5,000 shares), March 27, 2016 (10,000 shares), April 2, 2017 (10,000 shares) and January 29, 2018 (10,000 shares).

Item 8. Exhibits.

         Reference is made to the Exhibit Index on Page II-3 filed herewith.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant Blonder Tongue Laboratories, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Old Bridge, State of New Jersey, on this 8th day of May, 2008.

BLONDER TONGUE LABORATORIES, INC.

By: /s/ James A. Luksch James A. Luksch, Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Each person whose signature appears below constitutes and appoints James A. Luksch and Robert J. Pallé, Jr., jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Name	Title	Date

/s/ James A. Luksch	Chairman of the Board and Chief Executive Officer	May 8, 2008
James A. Luksch	(Principal Executive Officer)

/s/ Eric Skolnik	Senior Vice President and Chief Financial Officer	May 8, 2008
Eric Skolnik	(Principal Financial Officer and Principal Accounting
Officer)

/s/ Robert J. Pallé, Jr.	Director, President, Chief Operating Officer and Secretary	May 8, 2008
Robert J. Pallé, Jr.

/s/ Anthony J. Bruno	Director	May 8, 2008
Anthony J. Bruno

/s/ Robert E. Heaton	Director	May 8, 2008
Robert E. Heaton

/s/ Robert B. Mayer	Director	May 8, 2008
Robert B. Mayer

/s/ Gary P. Scharmett	Director	May 8, 2008
Gary P. Scharmett

/s/ James F. Williams	Director	May 8, 2008
James F. Williams

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EXHIBIT INDEX
Exhibit #	Description		Sequential Page Number

23.1	Consent of Marcum & Kliegman LLP Filed herein.

24.1	Power of Attorney Contained in Signature Page on
page II-2 herein.

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